Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
P.O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax:     (441) 292-5280

Contact:	David Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL CAPITAL REPORTS THIRD QUARTER 2007 NET INCOME OF $328.0 MILLION, OR
$1.82 PER ORDINARY SHARE

First Nine Months of 2007 Net Income of $1.42 billion, or $7.89 per ordinary share

Third Quarter Highlights

•	“Net income excluding net realized gains and losses”[1] was a record $562.8 million, or $3.13 per ordinary share
•	Total net investment income increased 9.6% to $568.0 million
•	Combined ratio from P&C operations was 85.3%
•	Return on ordinary shareholders’ equity, based on “net income excluding net realized gains and losses”[1], was 22.3% for the quarter (annualized)
•	Diluted book value per ordinary share increased to $56.29 from $54.74 at June 30, 2007

HAMILTON, BERMUDA, October 23, 2007 -- XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today reported net income available to ordinary shareholders for the quarter ended September 30, 2007 of $328.0 million, or $1.82 per ordinary share, compared with net income of $415.8 million, or $2.32 per ordinary share, for the quarter ended September 30, 2006.  Included in net income for the quarter ended September 30, 2007 are net realized losses on investments of $160.2 million and net realized and unrealized losses on derivative instruments of $58.2 million.

“Net income excluding net realized gains and losses”1 for the third quarter of 2007 was a record $562.8 million, or $3.13 per ordinary share, compared with $468.7 million, or $2.61 per ordinary share, for the prior year period.  As this is the first full quarter in which the Company has accounted for Security Capital Assurance Ltd

1 Defined as net income excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for Security Capital Assurance Ltd (“SCA”) and the Company’s other insurance company operating affiliates, herein referred to as “net income excluding net realized gains and losses”. “Net income excluding net realized gains and losses” is a non-GAAP measure.   See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of net income/loss excluding net realized gains and losses to net income available to ordinary shareholders.

(“SCA”) as an affiliate, the Company has amended its definition of “Net income excluding net realized gains and losses”.  The definition now excludes the Company’s share of net realized gains and losses on investments, net realized and unrealized losses on credit, structured financial and investment derivatives, net of tax, for SCA and the Company’s other insurance company operating affiliates.  “Net income excluding net realized gains and losses” in prior periods has been amended to conform with the current period presentation. There was no effect on net income as a result of these changes.

For the first nine months of 2007, net income available to ordinary shareholders was a record $1.42 billion, or $7.89 per ordinary share, compared with $1.25 billion, or $6.98 per ordinary share, in the first nine months of 2006. “Net income excluding net realized gains and losses” for the same period was a record $1.63 billion, or $9.03 per ordinary share, as compared with $1.25 billion, or $6.95 per ordinary share, in the first nine months of 2006.

Return on ordinary shareholders' equity, based on net income was 13.0% and 19.2% for the three and nine months ended September 30, 2007, respectively. Return on ordinary shareholders' equity, based on net income excluding net realized gains and losses was 22.3% and 22.0% for the three and nine months ended September 30, 2007, respectively.

Commenting on the current quarter results, President and Chief Executive Officer Brian M. O’Hara said: “I am proud to report that XL has again delivered to shareholders record operating results for both the quarter and year to date. All of our segments contributed to these excellent results. Our investment operations, in the face of challenging market conditions, generated solid net investment income and returns from investment fund affiliates.”

At September 30, 2007, diluted book value per ordinary share was $56.29, as compared to $54.74 as at June 30, 2007.  Basic book value per ordinary share was $56.45 at September 30, 2007 as compared to $55.01 as at June 30, 2007.

SEGMENT HIGHLIGHTS – THIRD QUARTER 2007 VERSUS THIRD QUARTER 2006
Insurance

Underwriting profit for the quarter ended September 30, 2007 was $129.7 million compared with $110.7 million in the prior year period.  This increase was due mainly to net favorable prior year development of $60.7 million, as compared to net favorable prior year development of $9.5 million in the prior year period. The increase was partially offset by lower net premiums earned of $1.01 billion compared to $1.02 billion in the prior year period.

•	Gross premiums written decreased 9.4% primarily due to competitive market conditions across most lines in the current quarter as well as continued corporate risk management initiatives.

•	Net premiums written increased by 5.1% through changes in program structures and favorable pricing conditions on reinsurance purchased.

•	Net premiums earned decreased marginally as a result of the earned impact of lower levels of gross premiums written in previous quarters.

•
The combined ratio was 87.4% compared with 89.6% for the prior year period. The loss ratio excluding the impact of net prior year development for the current and prior year quarter was 68.7% and 63.9%, respectively.

Reinsurance

Underwriting profit for the quarter ended September 30, 2007 was $107.2 million compared with $117.0 million for the prior year period.  The decrease is principally due to lower premiums written and earned during the quarter in comparison to the prior year period. This decrease was partially offset by higher favorable net prior year development of $83.3 million as compared with $24.3 million in the prior year quarter.

•
Gross premiums written decreased by 17.7% due primarily to certain premium adjustments in the prior year quarter, partially offset by timing differences.  Excluding these items, gross premiums written decreased 8.7%.  The decline in gross premiums written was due to increased retentions by cedants and competitive market conditions.

•	Net premiums earned decreased 13.9% reflecting the effects of lower net premiums written throughout the year.

•
The combined ratio was 81.3% compared with 82.5% in the prior year period.  The loss ratio excluding the impact of net prior year development for the current and prior year quarter was 64.6% and 60.2%, respectively.

Life Operations

Gross premiums written were $140.7 million compared with $113.4 million in the prior year quarter, principally due to growth in the core portfolio of regular premium business and favorable foreign exchange impacts.  Net income was $27.0 million as compared with $17.8 million in the third quarter last year.

Investment Operations

Net investment income from P&C operations, excluding investment income from Structured Products, increased 15.0% from the prior year period to $325.5 million primarily due to higher investment yields.  Net income from investment affiliates was $69.4 million in the third quarter of 2007 compared with $39.4 million in the third quarter of 2006.  Net income from investment manager affiliates increased to $23.2 million as compared to $9.1 million for the prior year period.

Total net realized losses on investments were $160.2 million in the quarter compared with net realized losses of $52.7 million in the prior year period.  This includes charges for other-than-temporary impairment of $110.9 million primarily related to the deterioration in the credit markets.  Most of these losses were borne by our Other Financial Lines operations, representing our muni-GIC and funding agreement businesses which are inherently more exposed to events in the credit markets.  Net realized losses on derivatives were $58.2 million compared to a gain in the prior year period of $0.6 million.  Net unrealized losses on investments, net of tax, were $452.2 million at September 30, 2007 compared with net unrealized losses of $309.9 million and net unrealized gains of $410.4 million at June 30, 2007 and December 31, 2006, respectively. The increase in net unrealized losses of $142.3 million for the quarter and $862.6 million for the nine months ended September 30, 2007, was substantially due to widening credit spreads on corporate and structured credit investments, partially offset by the effect of declining U.S., U.K. and Euro-zone government interest rates.  The Company has also posted on its web-site Structured Credit data to provide detail on its exposures as at September 30, 2007.

Other Items

During the quarter, the Company repurchased 2.3 million ordinary shares at an average price of $76.66 per share.  Year to date, the Company has repurchased 13.2 million ordinary shares at an average price of $75.76 per share.  As at September 30, 2007, there were 179.7 million ordinary shares issued and outstanding.  The Company redeemed its Series A preference shares on August 14, 2007 and declared its first dividend on the Series E preference shares of $38.64 per share or $38.6 million payable October 15, 2007.

Total operating expenses were $270.5 million, a decrease from $276.4 million in the quarter ended September 30, 2006. The decrease is due to operating expenses of SCA included in the prior year quarter, partially offset by higher compensation costs for business development and performance-based programs, and the impact of foreign exchange.

Foreign exchange gains were $26.2 million compared with a loss of $21.9 million in the prior year quarter.

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The Company will host a conference call to discuss its third quarter 2007 results on Wednesday, October 24, 2007 at 10:00 a.m. Eastern time. The conference call can be accessed through a listen-only dial-in number or through a live webcast.  To listen to the conference call, please dial (877) 422-4657 or (706) 679-0474, Conference ID# 15842595.  The webcast will be available on XL’s website located at www.xlcapital.com and will be archived on this site from approximately 1:00 p.m. Eastern time on October 24, 2007 through midnight Eastern time on November 26, 2007.  A slide presentation accompanying the Company’s discussion of its third quarter results will also be available on the Company’s website located at www.xlcapital.com beginning approximately 15 minutes before the commencement of the conference call.

A telephone replay of the conference call will be available beginning at approximately 1:00 pm. Eastern time on October 24, 2007 until midnight Eastern Time on November 14, 2007 by dialing (800) 642-1687 or (706) 645-9291, Conference ID #15842595.  An unaudited financial supplement relating to the Company’s third quarter 2007 results is available on its website located at www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.  As of September 30, 2007, XL Capital Ltd had consolidated assets of $60.9 billion and consolidated shareholders’ equity of $11.4 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (b) trends in rates for property and casualty insurance and reinsurance; (c) developments in the world’s financial and capital markets that adversely affect the performance of XL’s investments or access to such markets; (d) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (e) the other factors set forth in XL’s most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management’s response to any of the aforementioned factors.  XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

	Three Months Ended		Nine Months Ended
Income Statement Data:	September 30		September 30
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006
Revenues:		(Note 1)		(Note 1)
Gross premiums written :
- P&C operations	$ 1,793,738	$ 2,048,842	$ 6,692,216	$ 7,034,357
- Life operations	140,694	113,371	588,930	479,813
- Financial operations	-	85,570	156,983	272,307

Net premiums written :
- P&C operations	1,256,118	1,271,732	5,158,658	5,247,069
- Life operations	129,353	103,306	556,778	450,465
- Financial operations	-	100,478	130,445	281,747

Net premiums earned:
- P&C operations	1,583,343	1,688,687	4,832,163	5,078,254
- Life operations	147,239	120,922	534,086	431,469
- Financial operations	-	45,455	85,682	148,480
Net investment income	567,987	518,281	1,688,294	1,455,645
Net realized (losses) on investments	(160,208)	(52,656)	(132,620)	(53,495)
Net realized and unrealized (losses) gains on derivative instruments	(58,162)	611	(41,233)	78,700
Net income from investment affiliates	69,435	39,370	255,414	174,612
Fee and other income	3,653	3,494	11,639	23,086
Total revenues	$ 2,153,287	$ 2,364,164	$ 7,233,425	$ 7,336,751
Expenses:
Net losses and loss expenses incurred	$920,564	$1,025,740	$2,857,299	$3,229,249
Claims and policy benefits	195,440	170,455	662,883	558,964
Acquisition costs	253,077	260,877	811,049	823,476
Operating expenses	270,540	276,425	857,595	817,450
Exchange (gains) losses	(26,204)	21,943	19,965	75,385
Interest expense	151,018	150,388	458,504	412,889
Amortization of intangible assets	420	420	1,260	1,935
Total expenses	$ 1,764,855	$ 1,906,248	$ 5,668,555	$ 5,919,348

Net income before minority interest, income tax
and net income from operating affiliates	$ 388,432	$ 457,916	$ 1,564,870	$ 1,417,403

Minority interest in net income of subsidiary	-	8,355	23,994	10,613
Income tax	58,715	43,655	192,758	176,728
Net (income) from operating affiliates	(41,919)	(19,964)	(140,640)	(51,560)

Net income	$ 371,636	$ 425,870	$ 1,488,758	$ 1,281,622
Preference share dividends	(43,661)	(10,081)	(66,530)	(30,241)
Net income available to ordinary shareholders	$ 327,975	$ 415,789	$ 1,422,228	$ 1,251,381

Note 1: Certain amounts in 2006 have been reclassified to conform with the current period presentation

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(Shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
Income Statement Data (continued) :	September 30		September 30
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006
		(Note 1)		(Note 1)

Weighted average number of ordinary shares and ordinary share equivalents :

Basic	178,788	178,818	178,886	178,662
Diluted	179,781	179,439	180,340	179,298

Per Share Data :
Net income available to ordinary shareholders	$1.82	$2.32	$7.89	$6.98

Ratios – P&C operations :
Loss ratio	58.1%	60.4%	59.1%	63.4%
Expense ratio	27.2%	26.3%	28.1%	26.4%

Combined ratio	85.3%	86.7%	87.2%	89.8%

Note 1: Certain amounts in 2006 have been reclassified to conform with the current period presentation

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)

Balance Sheet Data:	As at	As at
	September 30, 2007	December 31, 2006
	(Unaudited)
		(Note 1)

Total investments available for sale	$38,638,635	$39,350,983

Cash and cash equivalents	3,185,239	2,223,748

Investments in affiliates	3,429,614	2,308,781

Unpaid losses and loss expenses recoverable	4,840,071	5,027,772

Total assets	60,888,314	59,308,870

Unpaid losses and loss expenses	23,014,994	22,895,021

Deposit liabilities	8,682,988	7,857,827

Future policy benefit reserves	6,870,922	6,476,057

Unearned premiums	5,371,645	5,652,897

Notes payable and debt	2,866,399	3,368,376

Total shareholders’ equity	11,431,791	10,131,166

Diluted book value per ordinary share	$56.29	$53.01

Basic book value per ordinary share	$56.45	$53.12

Note 1: Certain amounts in 2006 have been reclassified to conform with the current period presentation

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to ‘net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’ for the Company and its share of these items for SCA and the Company’s other insurance company operating affiliates (which is a non-GAAP measure, the “Exclusions”) and (ii) annualized return on ordinary shareholders’ equity (based on net income (loss) minus the Exclusions) to average ordinary shareholders’ equity for the three and nine months ended September 30, 2007 and 2006 (U.S. dollars in millions, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30		September 30
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006
		(Note 1)		(Note 1)
Net income available to ordinary shareholders	$328.0	$415.8	$1,422.2	$1,251.4

Net realized losses (gains) on investments, net of tax	153.1	50.6	118.4	51.5

Net realized and unrealized (gains) losses on investment derivatives, net of tax	55.9	2.4	21.0	(52.9)

Net realized and unrealized (gains) losses on credit and structured financial derivatives, net of tax	4.1	(0.6)	39.2	(0.5)
Net realized and unrealized (gains) losses on investments and derivatives of SCA and the Company's other insurance company operating affiliates	21.7	0.5	28.3	(3.9)

Net income excluding net realized gains and losses (Note 2)	$562.8	$468.7	$1,629.1	$1,245.6

Per ordinary share results:
Net income available to ordinary shareholders	$1.82	$2.32	$7.89	$6.98

Net income excluding net realized gains and losses (Note 2)	$3.13	$2.61	$9.03	$6.95

Weighted average ordinary shares outstanding:
Basic	178,788	178,818	178,886	178,662
Diluted	179,781	179,439	180,340	179,298

Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity	$10,074.4	$8,518.1	$9,878.9	$8,480.4

Net income excluding net realized gains and losses (Note 2)	$562.8	$468.7	$1,629.1	$1,245.6

Annualized net income excluding net realized gains and losses (Note 2)	$2,251.2	$1,874.8	$2,172.1	$1,660.8

Annualized Return on Ordinary Shareholders' Equity - Net income excluding net realized gains and losses (Note 2)	22.3%	22.0%	22.0%	19.6%

Note 1: Certain amounts in 2006 have been reclassified to conform with the current period presentation

Note 2 : Defined as "net income excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax of the Company and its share of these items for SCA and the Company's other insurance company operating affiliates."

Comment on Regulation G

This press release contains the presentation of (i) net income (loss) excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for SCA and the Company’s other insurance company operating affiliates (the “Exclusions”) and (ii) annualized return on ordinary shareholders’ equity (based on net income minus the Exclusions) to average ordinary shareholders’ equity.  These items are “non-GAAP financial measures” as defined in Regulation G.  The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance.  This presentation includes the use of ‘net income excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax for the Company and its share of these items for SCA and the Company’s other insurance company operating affiliates’. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, and of those of SCA and the Company’s other insurance company operating affiliates, the determination to realize capital gains (or losses) is independent of the underwriting process.  In addition, under applicable GAAP accounting requirements, losses can be created as the result of other-than-temporary declines in value without actual realization.  In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions. In addition, with respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing net income (loss) exclusive of the items mentioned above enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder’s equity (“ROE”), excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax, for the Company and its share of these items for SCA and the Company’s other insurance company operating affiliates (the “Exclusions”), is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target ROE’s for its total operations, segments and lines of business. If the Company’s ROE return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company’s compensation of its senior officers is significantly dependant on the achievement of the Company’s performance goals to enhance shareholder value which include ROE.